UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2010

ACUITY BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16583	58-2632672
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1170 Peachtree St., N.E., Suite 2400, Atlanta, GA	30309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 404-853-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective February 5, 2010, each of the current directors and named executive officers of Acuity Brands, Inc. (“Company”) entered into a new form of Indemnification Agreement (the “New Indemnification Agreement”) which will replace any prior indemnification agreement (each a “Previous Indemnification Agreement”) with the Company to which such director or executive officer was a party. The New Indemnification Agreement replaces the indemnification rights provided under the Company’s certificate of incorporation, bylaws and applicable law. The New Indemnification Agreement provides that the Company will indemnify the director or executive officer (the “Indemnitee”) against all expenses (as defined in the agreement), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee and arising out of the Indemnitee’s service as a director or executive officer to the fullest extent permitted by the Company’s certificate of incorporation, bylaws and the General Corporation Law of the State of Delaware or other applicable law and to any greater extent that applicable law may in the future permit. The New Indemnification Agreement further provides procedures for the determination of an Indemnitee’s right to receive indemnification and the advancement of expenses. In addition to the terms provided for in the Previous Indemnification Agreement, the New Indemnification Agreement provides that in the event of a change in control transaction, the Company will obtain substantially equivalent directors and officers liability insurance covering a six-year period following the transaction, subject to reasonable premium limitations.

The foregoing description of the New Indemnification Agreement is a general description only and is qualified in its entirety by reference to the New Indemnification Agreement, the form of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Indemnification Agreement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 9, 2010

ACUITY BRANDS, INC.

By:	/s/ Richard K. Reece
Richard K. Reece
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

10.1	Form of Indemnification Agreement